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                         THE RANDERS KILLAM GROUP INC.


                                                                  April 11, 2000


27 Bleeker Street
Millburn, New Jersey 07041

Dear Stockholder:


    I am pleased to invite you to a Special Meeting of the stockholders of The Randers Killam Group Inc. ("Randers/Killam") at which you will be asked to adopt an Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement") by and among Randers/Killam, Thermo Electron Corporation, the ultimate parent company of Randers/Killam ("Thermo Electron"), and RK Acquisition Corporation, a newly formed subsidiary of Thermo Electron (the "Merger Sub"). The Special Meeting will take place at 10:00 a.m., local time, on Monday, May 15, 2000 at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454.


    Under the terms of the Merger Agreement, the Merger Sub would merge with and into Randers/ Killam, with Randers/Killam being the surviving corporation (the "Merger"). Each issued and outstanding share of Randers/Killam common stock (other than shares held by Thermo TerraTech Inc. ("Thermo TerraTech"), Thermo Electron and stockholders who are entitled to and who have perfected their dissenters' rights under Delaware law) would be converted into the right to receive $4.50 in cash, without interest. Randers/Killam would become a private company. The Merger is more fully described in the Merger Agreement, which is attached as Appendix A to the enclosed Proxy Statement.

    A special committee of the Randers/Killam Board of Directors (the "Special Committee"), acting in the interests of the stockholders of Randers/Killam other than Thermo TerraTech, Thermo Electron and the directors and officers of Randers/Killam, Thermo TerraTech and Thermo Electron or their respective affiliates (the "Public Stockholders"), evaluated the merits of, and negotiated the terms of, the Merger. The Special Committee received an opinion from Adams, Harkness & Hill, Inc. as to the fairness of the Merger from a financial point of view, as of the date of such opinion, to the Public Stockholders. Please read carefully the written opinion of Adams, Harkness & Hill, dated October 18, 1999, which is attached as Appendix B to the enclosed Proxy Statement. The Special Committee recommended that Randers/ Killam's Board of Directors approve the Merger Agreement.

    Randers/Killam's Board of Directors and the Special Committee of the Board of Directors believe that the proposed Merger is both substantively and procedurally fair to the Public Stockholders of Randers/Killam, and recommend that stockholders vote "FOR" adoption of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, stockholders should be aware that three of the four members of the Randers/Killam Board of Directors are either directors of Thermo TerraTech or Thermo Electron, or employees of Thermo Electron or its affiliates, and thus have interests that are in addition to, or different from, your interests as stockholders of Randers/Killam.


    Delaware law requires that a majority of the outstanding shares of Randers/Killam common stock entitled to vote at the Special Meeting vote in favor of the Merger Agreement for the Merger Agreement to be adopted. Thermo TerraTech, which owns approximately 95% of Randers/Killam's outstanding common stock, and Thermo Electron, which owns approximately 1% of Randers/Killam's outstanding common stock, have agreed to vote their shares in favor of the Merger Agreement, thus assuring that the Merger Agreement will be adopted. Only stockholders of record at the close of business on April 6, 2000 will receive notice of and be able to vote at the Special Meeting or any adjournment or adjournments thereof.


    The accompanying Proxy Statement provides you with a summary of the proposed Merger and additional information about the parties involved and their interests. Please give all this information your careful attention. You can also obtain other information about Randers/Killam, Thermo TerraTech and Thermo Electron from documents filed with the Securities and Exchange Commission.
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    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME
TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US TODAY. IF YOU DATE, SIGN AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

    Your Board of Directors believes that the transaction with Thermo Electron is in the best interests of Randers/Killam and its stockholders, including its Public Stockholders. Your Board of Directors recommends that stockholders vote for the adoption of the Merger Agreement. On behalf of the Board of Directors, I urge you to sign, date and return the enclosed Proxy Card today.

    Please do not send any stock certificates to us now. Assuming the Merger Agreement is adopted, we will send you instructions concerning the surrender of your shares.

    Thank you for your interest and participation.

                                          Yours very truly,

                                          Emil C. Herkert
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER